Exhibit 99.1 May 2, 2005 FOR IMMEDIATE RELEASE Media Contact: David Donaldson (205) 298-3220 Investor Contact: Mark Warren (205) 298-3220
DANIEL F. SANSONE IS APPOINTED SENIOR VICE PRESIDENT, CFO AND TREASURER OF VULCAN MATERIALS COMPANY

Vulcan Materials Company (NYSE:VMC) announced today that Daniel F. Sansone (52) has been appointed Senior Vice President, Chief Financial Officer and Treasurer effective May 13, 2005. Sansone joined Vulcan in 1988 as Corporate Controller and served as Vice President, Finance and Chief Financial Officer from 1994 to 1997. Since 1997 Sansone has served as President of Vulcan's Southern and Gulf Coast Division in the Construction Materials Group.

Donald M. James, Chairman and CEO of Vulcan, commented "We are delighted that Dan Sansone will be returning to the Corporate Office as Senior Vice President and Chief Financial Officer. Dan's successful track record as both a division president and chief financial officer and his substantial experience in both financial and operational roles will be invaluable as we focus on growth in our construction materials business after the completion of the sale of our chemicals business."

Mark E. Tomkins has resigned as Senior Vice President, Chief Financial Officer and Treasurer effective May 13, 2005 to accept the CFO position at Chicago-based Innovene, British Petroleum Company plc's new petrochemicals subsidiary, which BP expects to sell later this year. James commented, "We appreciate Mark's four years of service to Vulcan. During that time, he has helped us to evaluate our Chemicals business and to develop and implement strategic options for those businesses. We extend to Mark and his family our best wishes for the future."

Vulcan Materials Company (NYSE: VMC) is the nation's foremost producer of construction aggregates and a major producer of other construction materials. For additional information about Vulcan Materials Company, see www.vulcanmaterials.com.